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                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
DECEMBER 7, 1999                                           CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


              CHESAPEAKE ENERGY CORPORATION INCREASES MID-CONTINENT
               ASSET BASE WITH PROPERTY ACQUISITION AND COMPLETION
                          OF SIGNIFICANT DISCOVERY WELL

         CHITWOOD FIELD RESERVES OF 61 bcfe ACQUIRED FOR $34.8 MILLION; CHK COMPLETES CHITWOOD EXPLORATORY WELL FOR 6,800 Mcfe PER DAY

OKLAHOMA CITY, OKLAHOMA, DECEMBER 7, 1999 - Chesapeake Energy Corporation (NYSE:
CHK) announced today that it recently acquired the Chitwood Field in southern Oklahoma and completed its initial exploratory well in the field. Chesapeake paid privately owned Ward Petroleum Corporation $34.8 million to acquire an estimated 61 billion cubic feet of proved natural gas equivalent (bcfe) reserves that have a reserves to production ratio of 10 years and a projected remaining reserve life of 50 years. Using unescalated pricing of $2.25 gas and $20.00 oil, the PV-10 of the proved reserves is $46.6 million. The acquisition was paid for with cash on hand and borrowings from Chesapeake's bank facility.

Chesapeake's first well drilled on the acquired property, the Wilber 2-29, is indicative of the company's expectations for the future development of this prolific field. The discovery well was completed in the Simpson formation last week and is flowing 4.1 million cubic feet of natural gas and 450 barrels of oil per day, for a gas equivalent (mcfe) rate of 6,800 mcfe per day.

                     BACKGROUND OF THE CHITWOOD ACQUISITION

The Chitwood Field is located in Grady County, Oklahoma and was discovered by Mobil Oil Corporation in 1947. Owned by Mobil for 50 years, the field contains what the company believes to be the single most productive oil well ever drilled in Oklahoma, the Craddock 1-33, which has produced 3.3 million barrels of oil and 30.1 billion cubic feet of gas since its discovery in 1962. In addition to operational control and additional working interest in the






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Wilber 2-29, Chesapeake acquired operations of 18 wells with an average working interest of 81% and current production of 10,000 mcfe per day including the Wilber 2-29.

Chitwood is one of five structurally complex southern Oklahoma fields (the others are Golden Trend, Bradley, Knox and Cement) in which Chesapeake has built a dominant ownership position during the past ten years. Using proprietary 3-D seismic information, Chesapeake is aggressively developing the significant remaining reserves in these fields.

                      WILBER 2-29 RESULTS AND FUTURE UPSIDE

Completion of the Wilber 2-29 confirms Chesapeake's view that Chitwood represents a substantial opportunity to further increase the company's reserves and production at very attractive finding costs. Before drilling, the Wilber 2-29 was estimated to develop 6 bcfe of proved reserves, but it now appears the well should produce 12 bcfe (including behind pipe zones), resulting in finding costs of $0.50 per mcfe. Chesapeake plans to spend approximately $10 million in each of the next five years further developing the upside potential of Chitwood, which the company believes can exceed 100 bcfe.

Chesapeake is currently drilling its second Chitwood well, the Broome 2-32, to 17,100' and has plans to drill four additional wells in 2000, including a 19,500' exploratory Arbuckle test. Marathon has recently drilled two productive Arbuckle wells 12 miles to the south in the Knox Field that have discovered estimated average reserves of 20 bcfe per well.

                               MANAGEMENT COMMENT

Chesapeake's Chief Executive Officer, Aubrey K. McClendon, commented, "We are very pleased to have successfully consolidated the remaining interests in a field we attempted to acquire for many years, first from Mobil and later from Brigham Exploration Company and Ward, who acquired the field from Mobil in 1997. This type of transaction is indicative of our Mid-Continent acquisition strategy
- concentrate on acquiring controlling positions in fields where majors have been active for decades and as a result where substantial upside opportunities exist. As the majors' exodus from the Mid-Continent continues, Chesapeake looks forward to continuing to build on our extensive land position and high quality geological and seismic databases to increase our Mid-Continent reserves and production.

With Chitwood, we have added another highly valuable property to our dominant southern Oklahoma position, which stretches from the Golden Trend and Bradley through Knox and Chitwood to Cement. These fields are first-class giants and should continue rewarding their owners for many years. Because Chesapeake is the only company to have 3-D seismic coverage across all five of these fields, we should be able to utilize our competitive advantage to further develop these assets for decades to come."

McClendon added, "Chesapeake's operational turnaround continues to strengthen. Our finding costs to date in 1999 have been less than $0.70 per mcfe as our developmental and exploratory drilling programs are once again hitting on all cylinders. We started the year with 1,100 bcfe of proved reserves, sold approximately 100 bcfe of low-end properties, will produce about 130 bcfe, yet we project to end the year with over 1,200 bcfe of proved reserves.

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In addition, we believe our 2000 production target of 135 bcfe can also be met with similarly attractive low finding costs and that our year end 2000 proved reserves will exceed 1,300 bcfe. Chesapeake is currently the most active operator in the Mid-Continent and has exploratory projects underway in Oklahoma (Knox, Chitwood, Cement, Mountain Front and Deep Anadarko), Texas (Independence and Wharton), and in New Mexico (Lovington). We look forward to reporting further drilling successes in the months ahead."

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1998 and the report filed on Form 10-Q for the quarter ended September 30, 1999.

Chesapeake Energy Corporation is one of the 15 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chesapeake-energy.com.




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